EXHIBIT 99.1
Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

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N E W S R E L E A S E January 27, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

DELUXE REPORTS FOURTH QUARTER AND
FULL-YEAR RESULTS;
ANNOUNCES DIVIDEND INCREASE

• Record EPS of $3.92 • Raises quarterly dividend to $0.40 • Small Business Services positioned to grow

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported fourth quarter diluted earnings per share (EPS) of $0.92 on net income of $46.8 million. Diluted earnings per share and net income for the fourth quarter in 2003 were $0.77 and $39.4 million, respectively.

“We finished a very good year and exceeded the high end of our EPS guidance in the fourth quarter as a result of strong operating performance, including the NEBS acquisition, and a favorable tax rate that contributed $0.06 per share,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “The NEBS integration is going exceptionally well,” Mosner continued. “We are pursuing the right strategy to position the Company for growth. In addition, given that we expect the cash generated from the business to remain strong, the board has increased the quarterly dividend $0.03, to $0.40 per share.” Deluxe last raised its dividend in 1994.

Fourth Quarter Performance
Deluxe’s fourth quarter net income was $46.8 million, compared to $39.4 million during the same quarter in 2003. EPS was $0.92 per diluted share compared to $0.77 for the same period a year ago. EPS was negatively affected $0.04 due to stock-based compensation expense and $0.04 due to New England Business Service, Inc. (NEBS) integration related expenses.

Revenue was $476.9 million in the fourth quarter, compared to $300.5 million during the same quarter a year ago. Fourth quarter 2004 revenue included $191.7 million from the acquired NEBS business. The $15.3 million decrease in revenue for the Company’s other businesses was due to a 9.4 percent decline in unit volume, partially offset by a 4.8 percent increase in revenue per unit.

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Gross margin was 65.5 percent of revenue for the quarter, flat compared to 65.6 percent in 2003. The addition of NEBS’ lower margin business was offset by the increase in revenue per unit, continued productivity improvements and cost management efforts.

Selling, general, and administrative expense (SG&A) increased $103.6 million to 47.7 percent as a percentage of revenue, compared to 41.2 percent in the fourth quarter of 2003. The addition of NEBS’ SG&A expenses, the impact of performance-based and stock-based compensation expense, and integration costs were partially offset by the Company’s cost management actions during the past year, along with reduced discretionary spending.

As a result, operating income was $85.0 million in the fourth quarter compared to $68.7 million last year. NEBS contributed $18.4 million of operating income after including $9.3 million of acquisition-related amortization expense and $2.7 million of integration costs. Operating margin was 17.8 percent of revenue, compared to 22.9 percent in the prior year, a reflection of NEBS’ lower margin business.

Full-Year Performance
Deluxe’s net income for the year was $198.0 million, compared to $192.5 million during the same period in 2003. EPS was $3.92 per diluted share compared to $3.49 a year ago. EPS was positively affected $0.34 due to the net impact of shares outstanding compared to 2003 and $0.10 due to a contract buy-out in the third quarter. EPS was negatively affected $0.14 due to stock-based compensation expense and $0.11 due to acquisition and integration expenses.

Revenue was $1,567.0 million for the year, compared to $1,242.1 million for 2003. Total year revenue includes $363.2 million from the acquired NEBS business. The decrease in revenue for the other businesses was due to a 6.1 percent decline in unit volume, partially offset by a 2.6 percent increase in revenue per unit.

Gross margin was 65.8 percent of revenue for the year, flat compared to 65.7 percent in 2003. The addition of NEBS’ lower margin business was offset by higher revenue per unit, continued productivity improvements, and cost management efforts.

SG&A as a percentage of revenue was 43.6 percent compared to 39.6 percent in 2003 and SG&A dollars increased $190.7 million from last year. The addition of NEBS’ SG&A expenses, the impact of performance-based and stock-based compensation, and acquisition and integration costs, were partially offset by the Company’s cost management actions during the past year, along with reduced discretionary spending.

As a result, operating income was $347.9 million, compared to $318.9 million last year. NEBS contributed $22.7 million of 2004 operating income after including $19.1 million of additional acquisition-related amortization expense and $7.1 million of integration costs. Operating margin was 22.2 percent of revenue, compared to 25.7 percent last year, a reflection of NEBS’ lower margin business.

Interest expense increased to $32.9 million for the year, compared to $19.2 million in 2003 due primarily to higher debt levels related to financing the NEBS acquisition.

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Business Outlook
The Company expects 2005 first quarter diluted EPS to be in the range of $0.75 to $0.79 per share, and approximately $3.30 per share for the full-year. Cash from operating activities is expected to be in excess of $265 million for 2005.

“Small Business Services has outperformed our expectations after just six months into the integration,” said Mosner. “We’re delivering on the anticipated integration cost synergies, and we’re still benefiting from our ongoing cost management efforts. In addition, we are updating our 2005 outlook for Financial Services. We now expect operating margins in this segment to be down approximately four percentage points, which is at the low end of the range we provided last quarter.”

Mosner added, “During the next 12 months, we will continue to focus on the integration process and implementing our plan for Small Business Services. Looking farther out to 2006 and 2007, we anticipate growth in this segment as a result of a larger customer base, expanded products and services, and additional synergy cost efficiencies. Growth in Small Business Services will drive consolidated revenue, operating profit and cash flows higher than 2005.”

Deluxe announced that it had completed the divestiture of NEBS’ European operations at year-end, and that it is in the process of selling NEBS’ apparel business. As a result of continued cost management efforts, the Company said it plans to close manufacturing facilities in Athens, Ohio and Los Angeles, Calif.

Fourth Quarter Segment Performance
The Company announced that, as a result of acquiring New England Business Service, Inc. (NEBS), it has re-organized into three new business segments: Small Business Services (formerly NEBS and Business Services), Financial Services, and Direct Checks.

Small Business Services’ revenue was $257.3 million for the quarter, up from $62.3 million in 2003. The acquired NEBS business generated $191.7 million of revenue. The remainder of the increase was due to higher volume from new business. Operating income for the quarter increased to $38.1 million, from $21.1 million in 2003. The acquired NEBS business contributed $18.4 million of operating income, after including $9.3 million of acquisition-related amortization and $2.7 million of integration costs.

Financial Services’ revenue was $151.3 million for the quarter, compared to $165.6 million in 2003. The decrease was the result of the overall decline in check usage and continued pricing pressure. Operating income for the quarter decreased to $24.2 million, from $27.0 million in 2003. The Company’s cost management actions during the past year, along with reduced discretionary spending, were more than offset by the revenue decline.

Direct Checks’ revenue was $68.3 million for the quarter, compared to $72.6 million in 2003 due to lower unit volume. Operating income for the quarter increased to $22.7 million, from $20.6 million in 2003. The unit volume decline was more than offset by higher revenue per unit and productivity improvements.

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Deluxe Increases Dividend
The Board of Directors of Deluxe Corporation increased the regular quarterly dividend to 40 cents per share on all outstanding shares of the Company. The dividend will be payable on March 7, 2005 to shareholders of record at the close of business on February 22, 2005. The Company had 50,268,812 shares outstanding as of January 21, 2005.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-0819. The presentation also will be available via a simultaneous Web cast at www.deluxe.com. An audio replay of the call will be available through midnight on February 3 by calling 320-365-3844 (access code 766039); both audio and slides will be available on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. The Company’s cash dividends are declared by the board of directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended September 30, 2004.

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Financial Highlights

DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Fourth Quarter 2004		Fourth Quarter 2003
Revenue	$476.9		$300.5
Cost of goods sold	164.7	34.5%	103.4	34.4%

Gross Profit	312.2	65.5%	197.1	65.6%
Selling, general and administrative expense	227.3	47.7%	123.7	41.2%
Asset impairment and net disposition (gains)
losses	(0.1)	—	4.7	1.5%

Operating Income	85.0	17.8%	68.7	22.9%
Other (expense) income	(0.2)	—	0.2	—

Earnings Before Interest and Taxes	84.8	17.8%	68.9	22.9%
Interest expense	(13.6)	(2.8%)	(5.0)	(1.6%)
Interest income	0.6	0.1%	0.1	—

Income Before Income Taxes	71.8	15.1%	64.0	21.3%
Provision for income taxes	24.6	5.2%	24.6	8.2%

Income From Continuing Operations	47.2	9.9%	39.4	13.1%
Discontinued operations	(0.4)	(0.1%)	—	—

Net Income	$46.8	9.8%	$39.4	13.1%

Weighted Average
Diluted Shares Outstanding	50,655,158		51,167,974
Basic Earnings per Share:
Continuing operations	$0.94		$0.78
Net income	$0.93		$0.78
Diluted Earnings per Share:
Continuing operations	$0.93		$0.77
Net income	$0.92		$0.77
Capital Expenditures	$17.6		$6.4
Depreciation and Amortization Expense	$31.2		$15.9
EBITDA*	$116.0		$84.8
Number of Employees	8,955		5,805

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Fourth Quarter
	2004	2003
Net income	$46.8	$39.4
Discontinued operations	0.4	—
Provision for income taxes	24.6	24.6
Interest expense, net	13.0	4.9
Depreciation and amortization	31.2	15.9

EBITDA	$116.0	$84.8

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DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Total Year 2004		Total Year 2003
Revenue	$1,567.0		$1,242.1
Cost of goods sold	535.9	34.2%	425.9	34.3%

Gross Profit	1,031.1	65.8%	816.2	65.7%
Selling, general and administrative expense	683.2	43.6%	492.5	39.6%
Asset impairment and net disposition losses	—	—	4.8	0.4%

Operating Income	347.9	22.2%	318.9	25.7%
Other income (expense)	0.5	—	(0.6)	(0.1%)

Earnings Before Interest and Taxes	348.4	22.2%	318.3	25.6%
Interest expense	(32.9)	(2.1%)	(19.2)	(1.5%)
Interest income	1.4	0.1%	0.3	—

Income Before Income Taxes	316.9	20.2%	299.4	24.1%
Provision for income taxes	118.3	7.5%	106.9	8.6%

Income From Continuing Operations	198.6	12.7%	192.5	15.5%
Discontinued operations	(0.6)	(0.1%)	—	—

Net Income	$198.0	12.6%	$192.5	15.5%

Weighted Average
Diluted Shares Outstanding	50,549,001		55,227,612
Basic Earnings per Share:
Continuing operations	$3.96		$3.53
Net income	$3.95		$3.53
Diluted Earnings per Share:
Continuing operations	$3.93		$3.49
Net income	$3.92		$3.49
Capital Expenditures	$43.8		$22.0
Depreciation and Amortization Expense	$93.9		$60.1
EBITDA*	$442.3		$378.4
Number of Employees	8,955		5,805

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Total Year
	2004	2003
Net income	$198.0	$192.5
Discontinued operations	0.6	—
Provision for income taxes	118.3	106.9
Interest expense, net	31.5	18.9
Depreciation and amortization	93.9	60.1

EBITDA	$442.3	$378.4

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DELUXE CORPORATION
CONDENSED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(Unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$15.5	$3.0
Other current assets	224.9	76.0
Property, plant & equipment – net	166.5	123.6
Intangibles – net	375.0	78.2
Goodwill	532.9	82.2
Other non-current assets	217.8	200.0

Total assets	$1,532.6	$563.0

Short-term debt & current portion of
long-term debt	$290.4	$214.3
Other current liabilities	287.3	173.6
Long-term debt	953.8	380.6
Deferred income taxes	113.8	42.7
Other non-current liabilities	65.8	49.9
Shareholders’ deficit	(178.5)	(298.1)

Total liabilities and shareholders’
deficit	$1,532.6	$563.0

Shares outstanding	50,265,695	50,173,067

CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(Unaudited)

	Total Year 2004	Total Year 2003
Cash provided by (used by):
Operating activities	$307.6	$181.5
Investing activities:
Payments for acquisition, net of cash acquired	(624.9)	—
Purchases of capital assets	(43.8)	(22.0)
Other	(2.2)	(2.9)

Total investing activities	(670.9)	(24.9)

Financing activities:
Shares repurchased	(26.6)	(507.1)
Dividends	(74.3)	(80.5)
Shares issued under employee plans	18.9	23.9
Net change in debt	452.0	285.2

Total financing activities	370.0	(278.5)

Effect of exchange rate change on cash	1.2	—
Cash provided by discontinued operations	4.6	—

Net increase (decrease) in cash	12.5	(121.9)
Cash and cash equivalents: Beginning of period	3.0	124.9

End of period	$15.5	$3.0

Free cash flow*	$189.5	$79.0

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*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Total Year
	2004	2003
Net cash provided by operating activities	$307.6	$181.5
Purchases of capital assets	(43.8)	(22.0)
Cash dividends paid to shareholders	(74.3)	(80.5)

Free cash flow	$189.5	$79.0

DELUXE CORPORATION
SEGMENT INFORMATION
(DOLLARS IN MILLIONS)
(Unaudited)

	Fourth Quarter 2004	Fourth Quarter 2003
Revenue:
Small Business Services	$257.3	$62.3
Financial Services	151.3	165.6
Direct Checks	68.3	72.6

Total	$476.9	$300.5

Operating income:
Small Business Services	$38.1	$21.1
Financial Services	24.2	27.0
Direct Checks	22.7	20.6

Total	$85.0	$68.7

	Total Year 2004	Total Year 2003
Revenue:
Small Business Services	$616.3	$238.6
Financial Services	665.4	699.2
Direct Checks	285.3	304.3

Total	$1,567.0	$1,242.1

Operating income:
Small Business Services	$101.9	$74.1
Financial Services	160.0	146.7
Direct Checks	86.0	98.1

Total	$347.9	$318.9

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, with one exception. No corporate expenses have been allocated to the NEBS segment, as NEBS’ operations have not yet been integrated into our corporate functions.